Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2020 with respect to the consolidated and combined financial statements of Atlas Intermediate Holdings LLC and ATC Group Partners LLC as of and for the years ended December 31, 2019 and 2018, included in the Current Report on Form 8-K/A filed on March 16, 2020, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Houston, Texas

April 17, 2020